EXHIBIT 99.1

NEWS
RELEASE

2003-18

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL REPORTS THIRD QUARTER RESULTS

HOUSTON, TEXAS, October 30, 2003 – Frontier Oil Corporation (NYSE: FTO) announced its strongest quarterly earnings since the third quarter of 2001, even after recording $11.2 million ($0.42 per share) in after-tax expenses relating to its terminated merger with Holly Corporation. Frontier reported net income of $3.8 million, or $0.14 per share, for the third quarter ended September 30, 2003, compared to net income of $809,000, or $0.03 per share, for the same period of 2002. For the nine months ended September 30, 2003, Frontier recorded a net loss of ($870,000), or ($0.03) per share, compared to a net loss of ($1.9 million), or ($0.08) per share, for the nine-month period ended September 30, 2002.

During the third quarter, Frontier expensed $18.2 million pre-tax, $11.2 million after-tax, or $0.42 per share in costs related to the terminated Holly merger, the majority of which are one-time charges related to the redeemed 8% Senior Notes. For the nine months ended September 30, 2003, Frontier recorded expenses of $21.6 million pre-tax, $13.3 million after-tax, or $0.51 per share, related to the terminated merger. Expenses included financing costs, legal fees and other transaction related costs.

Third quarter 2003 results were positively impacted by higher product margins due to increased product demand and improved crude oil differentials. Frontier’s refined products revenue less raw material, freight and other costs was $5.62 per barrel for the third quarter 2003 compared to $4.19 per barrel for the third quarter of 2002, $4.50 per barrel for the second quarter of 2003 and $4.63 per barrel for the first half of 2003. Crude oil spreads at both refineries were well above the five-year averages. The light/heavy crude oil spread was $6.00 per barrel in the third quarter of 2003 compared to $3.95 per barrel for the third quarter 2002 and the WTI/WTS crude oil spread was $2.44 per barrel for the third quarter 2003 compared to $0.97 per barrel for the same period of 2002.

Both refineries operated well in the quarter, allowing for higher crude charges and sales relative to 2002. For the three months ended September 30, 2003, crude charges averaged 158,884 barrels per day, up 5% from the 2002 crude charge rate of 151,055 barrels per day. Product sales were up 6% to 176,914 barrels per day in the third quarter 2003 compared to 166,750 barrels per day for the same period of 2002.

Frontier’s Chairman, President and CEO, James Gibbs, commented, “On an operating basis, the third quarter was an outstanding quarter for Frontier. Our plants ran extremely well and gasoline margins were significantly above the five-year average. Unfortunately, we had to write off $18.2 million in merger related expenses. We will attempt to recover these expenses as part of damages claimed in the lawsuit filed against Holly in Delaware Chancery Court. Looking forward, the fourth quarter is off to a strong start, due in part to the industry’s heavy turnaround schedule, particularly in the mid-continent, the continued strength of crude oil differentials and diesel crack spreads that are nearing highs for the year.”

In connection with the termination of the Holly merger, on October 10, 2003 the Company redeemed $220 million of 8% Senior Notes sold in April to help finance the merger. As a result of this redemption, Frontier’s net debt to capitalization ratio has improved. Post-redemption, the Company’s long-term debt consisted of $39.5 million of 9-1/8% Senior Notes due 2006 and $170 million face amount of 11 ¾% Senior Notes due 2009. The Company’s cash balance at September 30, 2003 of $106.6 million was up $28.8 million from the June 30, 2003 balance of $77.8 million.

The third quarter results included an after-tax inventory loss of approximately ($3.9 million), or ($0.14) per share, compared to a gain of $5.8 million, or $0.22 per share, for the same period of 2002. Year-to-date 2003 results include a FIFO inventory loss of ($2.3 million), or ($0.09) per share, compared to a gain of $22.0 million, or $0.85 per share, for the nine months ended September 30, 2002.

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 46,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.

Conference Call

A conference call is scheduled for tomorrow morning, October 31, 2003 at 10:30 a.m. EST, to discuss third quarter results. To access the call, please dial (800) 838-4403. For those outside the U.S., please call (973) 317-5319. A replay may be heard through November 13 by dialing (800) 428-6051 and entering the passcode 309504. To access the call or the replay via the Internet, go to www.frontieroil.com and register on the Investor Relations page.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning the contemplated transaction and strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

                                                    FRONTIER OIL CORPORATION

                                                                         Nine Months Ended           Three Months Ended
                                                                           September 30                 September 30
                                                                    ------------------------------------------------------
                                                                        2003          2002           2003          2002
                                                                    ------------------------------------------------------
INCOME STATEMENT DATA ($000's except per share)
Revenues                                                            $ 1,627,560   $ 1,282,192   $   594,763   $   486,680
Refining operating costs                                              1,550,460     1,232,229       551,218       466,397
Selling and general expenses                                             18,879        12,821         9,085         4,817
                                                                    ------------------------------------------------------
Operating income (loss) before depreciation (EBITDA) (1)                 58,221        37,142        34,460        15,466
Depreciation                                                             21,187        20,353         7,156         6,979
                                                                    ------------------------------------------------------
Operating income (loss)                                                  37,034        16,789        27,304         8,487
Interest expense, net of interest income                                 37,474        19,352        20,542         6,538
Provision (Benefit) for income taxes                                        430          (626)        2,940         1,140
                                                                    ------------------------------------------------------
Net income (loss)                                                   $      (870)  $    (1,937)  $     3,822   $       809
                                                                    ======================================================
Net income per diluted, net (loss) per basic share                  $     (0.03)  $     (0.08)  $      0.14   $      0.03
Average shares outstanding (000's)                                       25,910        25,759        26,957        26,806

Cash flow before changes in working capital                         $    30,989   $    20,059   $    21,986   $    10,119
Working capital changes                                                  (1,672)      (12,986)        7,355        10,118
Net cash provided (used) by operating activities                         29,317         7,073        29,341        20,237
Net cash provided (used) by investing activities                        (26,756)      (30,388)       (7,193)       (4,193)
Net cash provided (used) by financing activities                         (8,309)       26,003         6,646       (19,082)

BALANCE SHEET DATA ($000's)
Cash, including cash equivalents (a)                                $   106,616   $   106,683
Restricted cash*                                                        232,066             -
Working capital                                                         102,899       103,824
Short-term and current debt (b)*                                        236,750        30,100
Total long-term debt (c)                                                208,112       207,921
Shareholders' equity (d)                                                164,731       166,748
Net debt to book capitalization calculation ((b+c-a)/(b+c-a+d))           67.2%         44.1%

OPERATIONS
Operations (bpd)
    Total charges                                                       165,385       164,306       177,364       170,391
    Gasoline yields                                                      81,936        81,303        86,014        79,779
    Diesel yields                                                        53,188        52,861        57,321        53,101
    Total sales                                                         164,468       163,379       176,914       166,750

Refinery operating margins information ($ per bbl)
    Refined products revenue                                        $     36.20   $     28.76   $     36.51   $     31.84
    Raw material, freight and other costs                                 31.21         24.69         30.89         27.65
    Operating expenses excluding depreciation                              3.32          2.94          2.98          2.75
    Refinery depreciation                                                  0.47          0.45          0.42          0.45

Light/Heavy crude spread ($ per bbl)                                $      5.92   $      3.74   $      6.00   $      3.95
WTI/WTS Differential ($ per bbl)                                           2.67          1.24          2.44          0.97
KEY TERMS: bpd = barrels per day; bbl = barrel

*Subsequent to quarter end, the Company redeemed $220 million 8% Senior Notes using amounts classed as restricted cash.

(1)	EBITDA represents income before interest expense, interest income, income tax, and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company. EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it enhances an investor’s understanding of Frontier’s ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures. EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s EBITDA for each of the nine months and three months ended September 30, 2003 and 2002 is reconciled to net income as follows:
                                                           Nine Months Ended           Three Months Ended
                                                             September 30                  September 30
                                                     ----------------------------- --------------------------
                                                          2003           2002          2003          2002
                                                     --------------- ------------- ------------ -------------
                                                                           (in thousands)
Net income (loss)                                           $  (870)      $(1,937)     $ 3,822       $   809
Add provision (benefit) for income taxes                        430          (626)       2,940         1,140
Add interest expense and other financing costs               38,381        20,739       20,802         7,009
Subtract interest income                                       (907)       (1,387)        (260)         (471)
Add depreciation and amortization                            21,187        20,353        7,156         6,979
                                                     --------------- ------------- ------------ -------------
EBITDA                                                      $58,221       $37,142      $34,460       $15,466
                                                     =============== ============= ============ =============

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